Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated February 23, 2011, except with respect to our opinion on the consolidated financial statements insofar as it relates to the condensed consolidating financial information in Note 19, which is as of October 4, 2011 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Kindred Healthcare, Inc.’s Current Report on Form 8-K dated October 4, 2011. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Louisville, Kentucky

October 4, 2011